As filed with the Securities and Exchange Commission on October 15, 2013

Registration No. 333- _____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

China Recycling Energy Corporation

(Exact name of registrant as specified in its charter)

Nevada	90-0093373
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12/F, Tower A Chang An International Building No. 88 Nan Guan Zheng Jie Xi’an City, Shaanxi Province, China	710068
(Address of Principal Executive Offices)	(Zip Code)

Nonstatutory Stock Option Awards for Directors Outside of a Plan

(Full title of the plan)

Securities Transfer Corporation

2591 Dallas Parkway, Suite 102

Frisco, Texas 75034

(Name and address of agent for service)

1-469-633-0101

(Telephone number, including area code, of agent for service)

Copies to:

Thomas Wardell, Esq.

McKenna Long & Aldridge LLP

303 Peachtree Street, NE

Suite 5300

Atlanta, Georgia 30308-3201

(404) 527-4000

indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, par value $.001 per share	50,000	(2)	$1.85	(3)	$92,500	$12.62
Common Stock, par value $.001 per share	40,000	(4)	$1.85	(5)	$74,000	$10.09
Common Stock, par value $.001 per share	40,000	(6)	$1.85	(7)	$74,000	$10.09
Common Stock, par value $.001 per share	40,000	(8)	$4.68	(9)	$187,200	$25.53
Common Stock, par value $.001 per share	40,000	(10)	$2.98	(11)	$119,200	$16.26
Total	210,000		—		$546,900	$74.60

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares, options and rights that may be offered or issued pursuant to the stock option agreements as a result of one or more adjustments under the agreement to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)	Represents options to purchase shares of common stock, par value $.001 per share, of China Recycling Energy Corporation (the “Registrant”) granted to Mr. Sean Shao on October 30, 2009 in connection with his service as a member of the Registrant’s Board of Directors (“Board”).

(3)	Calculated pursuant to Rule 457(h) of the Securities Act, this price represents the exercise price per share for the stock options granted to Mr. Sean Shao.

(4)	Represents options to purchase shares of common stock, par value $.001 per share, of the Registrant granted to Mr. Julian Ha on October 30, 2009 in connection with his service as a member of the Board.

(5)	Calculated pursuant to Rule 457(h) of the Securities Act, this price represents the exercise price per share for the stock options granted to Mr. Julian Ha.

(6)	Represents options to purchase shares of common stock, par value $.001 per share, of the Registrant granted to Mr. Timothy Driscoll on October 30, 2009 in connection with his service as a member of the Board.

(7)	Calculated pursuant to Rule 457(h) of the Securities Act, this price represents the exercise price per share for the stock options granted to Mr. Timothy Driscoll.

(8)	Represents options to purchase shares of common stock, par value $.001 per share, of the Registrant granted to Dr. Robert Chanson on January 20, 2010 in connection with his service as a member of the Board.

(9)	Calculated pursuant to Rule 457(h) of the Securities Act, this price represents the exercise price per share for the stock options granted to Dr. Robert Chanson.

(10)	Represents options to purchase shares of common stock, par value $.001 per share, of the Registrant granted to Mr. Chungui Shi on October 7, 2010 in connection with his service as a member of the Board.

(11)	Calculated pursuant to Rule 457(h) of the Securities Act, this price represents the exercise price per share for the stock options granted to Mr. Chungui Shi.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in this Part I of Form S-8 have been, or will be, sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.  In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the Note to the instructions to Part I of Form S-8, such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Commission on April 1, 2013;

(b)	the Registrant’s Quarterly Report for the fiscal quarter ended March 31, 2013 and June 30, 2013, filed with the Commission on May 15, 2013 and August 14, 2013;

(c)	the Current Reports on Form 8-K, filed with the Commission on June 24, 2013 September 16, 2013 and October 4, 2013; and

(d)	the description of the Company’s common stock contained in its Registration Statement on the Form SB-2 filed with the Commission on July 29, 2005, and any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

With certain exceptions involving ouster, securities violations, commodities violations, receiving deposits in insolvent banks with knowledge of insolvency, and recovery by an insurer of profits realized from transactions made with unfair use of information, under Section 78.138 of the Nevada Revised Statutes, the Registrant’s directors and officers will not be individually liable to the Registrant, its stockholders or creditors for any damages as a result of any act or failure to act in their capacity as a director or officer unless it is proven that the act or failure to act breached fiduciary duties as a director or officer and such breach involved intentional misconduct, fraud, or a knowing violation of law.

Pursuant to the Registrant’s Amended and Restated Bylaws, the Registrant is required to indemnify and hold harmless, to the fullest extent permitted by Nevada law, each officer and director of the Registrant who is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Registrant or, while a director or officer of the Registrant, is or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, against all expenses, liabilities and losses (including without limitation attorneys’ fees, judgments, fines, taxes, penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person. Under Nevada law, any such indemnification is only available if such person is not liable under Section 78.138 of the Nevada Revised Statutes, as described above, or such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification provided by the Registrant’s Amended and Restated Bylaws is not exclusive of any other rights to which those indemnified may be entitled under any statute, provision of the Registrant’s Articles of Incorporation, agreement, vote of the Registrant’s stockholders or directors, or otherwise and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, and administrators of such person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant’s Bylaws, Articles of Incorporation, the Nevada Revised Statutes, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Registrant is entitled to purchase insurance on behalf of its officers and directors and the Registrant is required to do so pursuant agreements between the Registrant and each of its directors.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Description

3.1	Articles of Incorporation (filed as Exhibit 3.05 to the Company’ s Form 10-KSB for the fiscal year ended December 31, 2001).

3.2	Fourth Amended and Restated Bylaws (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K dated November 25, 2009).

5.1	Opinion of McKenna Long & Aldridge LLP.*

10.1	Nonstatutory Stock Option Agreement dated October 30, 2009 between China Recycling Energy Corporation and Sean Shao.*

10.2	Nonstatutory Stock Option Agreement dated October 30, 2009 between China Recycling Energy Corporation and Julian Ha.*

10.3	Nonstatutory Stock Option Agreement dated October 30, 2009 between China Recycling Energy Corporation and Timothy Driscoll.*

10.4	Nonstatutory Stock Option Agreement dated January 20, 2010 between China Recycling Energy Corporation and Robert Chanson.*

10.5	Nonstatutory Stock Option Agreement dated January 31, 2011 between China Recycling Energy Corporation and Chungui Shi.*

23.1	Consent of Independent Registered Public Accounting Firm.*

23.2	Consent of McKenna Long & Aldridge LLP (included in legal opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included on signature page)*

* Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China on this 15th day of October, 2013.

China recycling energy corporation

By:	/s/ Guohua Ku
Guohua Ku
Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Guohua Ku, and each of his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Guohua Ko	Chief Executive Officer (Principal	October 15, 2013
Guohua Ko	Executive Officer) and Chairman of the Board

/s/ David Chong	Chief Financial Officer (Principal	October 15, 2013
David Chong	Financial Officer), Principal Accounting Officer and Secretary

/s/ Timothy Driscoll	Director	October 15, 2013
Timothy Driscoll

/s/ Albert McLelland	Director	October 15, 2013
Albert McLelland

Signature	Title	Date

/s/ Lanwei Li	Director	October 15, 2013
Lanwei Li

/s/ Julian Ha	Director	October 15, 2013
Julian Ha

/s/ Yilin Ma	Director	October 15, 2013
Yilin Ma

/s/ Chungui Shi	Director	October 15, 2013
Chungui Shi

EXHIBIT INDEX

Exhibit Number	Description

3.1	Articles of Incorporation (filed as Exhibit 3.05 to the Company’ s Form 10-KSB for the fiscal year ended December 31, 2001).

3.2	Fourth Amended and Restated Bylaws (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K dated November 25, 2009).

5.1	Opinion of McKenna Long & Aldridge LLP.*

10.1	Nonstatutory Stock Option Agreement dated October 30, 2009 between China Recycling Energy Corporation and Sean Shao.*

10.2	Nonstatutory Stock Option Agreement dated October 30, 2009 between China Recycling Energy Corporation and Julian Ha.*

10.3	Nonstatutory Stock Option Agreement dated October 30, 2009 between China Recycling Energy Corporation and Timothy Driscoll.*

10.4	Nonstatutory Stock Option Agreement dated January 20, 2010 between China Recycling Energy Corporation and Robert Chanson.*

10.5	Nonstatutory Stock Option Agreement dated January 31, 2011 between China Recycling Energy Corporation and Chungui Shi.*

23.1	Consent of Independent Registered Public Accounting Firm.*

23.2	Consent of McKenna Long & Aldridge LLP (included in legal opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included on signature page)*

* Filed herewith.

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